Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement on Form S-3 (No. 333-219970) and the related prospectus of Pattern Energy Group Inc. (the “Company”), and

(2)	Registration Statement on Form S-8 (No. 333-191641), pertaining to Pattern Energy Group Inc.’s 2013 Equity Incentive Award Plan.
of (i) our report dated March 1, 2018, with respect to the consolidated financial statements and schedule of Pattern Energy Group Inc., and (ii) our report dated February 28, 2018, with respect to the financial statements of K2 Wind Ontario Limited Partnership, all included in this Annual Report (Form 10-K) of Pattern Energy Group Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

San Francisco, California
March 1, 2019